March  5,  2001

Moody's Upgrades Green Mountain Power to Investment Grade

COLCHESTER, VT Green Mountain Power Corporation (NYSE: GMP) announced today that Moody's Investors Service has returned GMP to investment grade status.

Nancy Rowden Brock, GMP's Vice President and Chief Financial Officer, said Monday, "This is a very positive development for our company, its customers and shareholders. The outlook for stable ratings makes it clear that the January 23, 2001 Vermont Public Service Board approval of the 3.42 percent rate increase is the major factor for this upgrade."

The text of the Moody's Investors Service press release detailing the reasons for the upgrade follows:

New York, March 05, 2001 -- Moody's Investors Service upgraded Green Mountain Power Corporation's senior secured debt rating to Baa2 from Ba1 and upgraded the company's preferred stock rating to "baa3" from "ba3". The outlook for the ratings is now stable. The rating action reflects Moody's expectations for more stable and predictable earnings and cash flow following the January 23, 2001 approval by the Vermont Public Service Board of an agreement between GMP and the Vermont Department of Public Service (VDPS). On balance, the state regulatory decision indicates a more supportive stance than has been the case over the past three years. From Moody's perspective, the regulatory decision favorably resolves the earlier credit concerns surrounding GMP due to the company's contract to purchase power from Hydro Quebec (HQ). This action concludes a review of GMP's credit ratings for possible upgrade, which was announced January 29, 2001.
Under the terms of the agreement, GMP was granted a 3.42% base rate increase and the previously approved 8.5% temporary rate increases became permanent. Importantly, GMP will not be subject to further prudence penalties and is assured of full recovery of its costs relating to its long-term power and energy contract with HQ. Consistent with its earlier compromise offered up under the agreement, GMP will write off $3.2 million of regulatory assets when it reports its year end results for 2000. Furthermore, GMP has agreed not to raise its rates again before January 2003, except under certain extreme conditions, and will be bound by a return on equity cap of 11.25%. Any earnings deferred under the ROE cap will be used to recover regulatory assets at the end of 2003. According to some of the other key features of the agreement, GMP will spend up to certain levels for system improvements and be subject to reliability performance standards in anticipation of performance-based regulation in the future; the company will also keep within prescribed guidelines when making investments in non-utility operations; and it will share equally with its customers any premium above book value realized by the company in any future merger, acquisition, or asset sale (with a limit of $8 million on the amount provided to customers).
In addition to the rate increases approved under the settlement agreement, GMP has arranged for an extension of its power supply arrangement with Morgan Stanley, which now is in effect through 2003. The extension and enhancements to the earlier arrangement in effect during 2000 should enable GMP to meet the power supply demands of its customers in a reliable and cost efficient manner. Indeed, Moody's believes that GMP is now well positioned to provide its customers with electric service at more stable and predictable rates than would have been the case previously. At the same time, we expect healthy and sustainable improvement in key credit indices, including cash flow coverage of interest and debt to capitalization ratios, which should help solidify the company's relationships with its banks. Finally, Moody's also notes that there are still good prospects for GMP to reduce its exposure to nuclear-related financial and operating risks in light of the company's continued evaluation of an auction of the Vermont Yankee plant. The consideration of an auction follows the VPSB's recent rejection of an earlier bilateral agreement to sell the Vermont Yankee plant to AmerGen.
Green Mountain Power Corporation is an investor-owned electric utility whose headquarters are in Colchester, Vermont

For further information, please contact Nancy Rowden Brock, Vice President and Chief Financial Officer of Green Mountain Power, (802) 655-8451 or Dorothy Schnure, Manager of Corporate Communications, at 802-655-8418.